EXHIBIT 99

NEWS RELEASE


FOR IMMEDIATE RELEASE                     Contact:  Robert E. Evans
---------------------                               Chairman and CEO
July 7, 2003                                        (740) 373-3155


                  PEOPLES BANCORP LISTED AMONG TOP 100 IN OHIO
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         MARIETTA, Ohio - Peoples Bancorp Inc. (Nasdaq: PEBO) was recently recognized by The Cleveland Plain Dealer as one of the Top 100 businesses in Ohio, placing 37th on this year's list.
         Each year The Plain Dealer honors the top 100 performing publicly traded companies with headquarters in Ohio, ranking companies by several measures of performance and size such as last year's revenues, and three-year measurements of revenue and net income growth, as well as total shareholder return, return on average equity, and other key performance indicators.
         "It is an honor to be recognized among the best," commented Robert E. Evans, Peoples Bancorp's Chairman and CEO. "This recognition is a credit to the efforts of all our associates who continue to deliver quality financial products to our growing customer base."
         In 2002, Peoples reported its 29th consecutive year of increased earnings, as net income reached $18.8 million and return on shareholders equity exceeded 17%. Peoples Bancorp has also increased its annual dividend to shareholders for 37 consecutive years. Assuming dividend reinvestment, total return to shareholders on a 10-year compounded basis is 14.5%.
         Among the Top 100 in Ohio, Peoples Bancorp's 53.5% increase in 2002 stock price also placed 5th on the list of greatest stock price gainers.
         "In these times of market uncertainty, I think investors like our consistent performance and uncomplicated strategies," Evans continued. "We will continue to invest in financial solutions that benefit our customers, associates, and shareholders."
         On July 15, 2003, Peoples Bancorp will release its results of operations for the quarter ended June 30, 2003. A conference call will be conducted to discuss second quarter earnings on July 16, 2003, at 4:00 pm (EDT). The call is open to the public and can be accessed by calling 877-735-0939.
         Peoples Bancorp Inc., a diversified financial products and services company with $1.8 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through Peoples Bank's 50 sales offices and 33 ATMs in Ohio, West Virginia, and Kentucky. Peoples' common shares are traded on the NASDAQ national market under the symbol "PEBO." Peoples Bancorp is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.

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